February 15, 1996




Citicorp
399 Park Avenue
New York, New York  10043

Dear Sirs:

I am an Associate General Counsel of Citibank, N.A. and as such have acted as counsel for Citicorp in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Citicorp with the Securities and Exchange Commission on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), $100,000,000 of deferred compensation obligations (the "Obligations") which will represent unsecured obligations of Citicorp to pay deferred compensation in the future in accordance with the terms of the Citicorp Deferred Compensation Plan (the "Plan"). In connection therewith I have examined such corporate records, certificates and other documents and reviewed such questions of law as I have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, I advise you that, in my opinion that, when issued in the manner provided in the Plan, the Obligations will be valid and binding obligations of Citicorp, enforceable against Citicorp in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Stephen E. Dietz